Exhibit 10.4

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is entered into as of the latter date set forth on the signature page hereto, by and between Beckwell One Limited, an Irish company limited by shares (“New Pubco”), and The Hugely Successful Company, LLC, a Delaware limited liability company (“HSC”). Solely for purposes of Section 2, Blue Finance Technology Holding Limited, an Irish company limited by shares (“Blue Finance”), joins as Consenting Party for purposes of Section 2 hereof. Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

On September 30, 2025, Blue Finance and HSC entered into that certain Investment and Equity Agreement (the “Original Agreement”), pursuant to which HSC agreed make capital contributions in exchange for equity consideration that is equal to a 2.6% initial stake in the combined listed company resulting from the business combination contemplated by the Business Combination Agreement (as defined below) and a further 2.6% upon a $1,000,000,000 valuation of New Pubco (the “Valuation Milestone”).

As contemplated by that certain Business Combination Agreement dated April 8, 2026 (the “Business Combination Agreement”), New Pubco will become the publicly traded parent company upon consummation of the transactions contemplated thereby (the “Closing”) and will issue its ordinary shares (the “Ordinary Shares”) in connection therewith.

In satisfaction of, and as a replacement for, Blue Finance’s obligations under the Original Agreement, New Pubco and HSC (each, a “Party” and together, the “Parties”) desire to enter into this Agreement, pursuant to which New Pubco will issue to HSC (i) following the Contribution, but prior to the SPAC Merger, 814,029 Ordinary Shares, constituting approximately 2.6% of the Ordinary Shares outstanding immediately following Closing, and (ii) an additional number of Ordinary Shares such that, on a post-issuance basis, HSC will hold an additional 2.6% of New Pubco’s then outstanding Ordinary Shares upon achievement of the Valuation Milestone, in each case at a subscription price per share reflecting the equity value of New Pubco as implied by the Business Combination Agreement, with the aggregate subscription price deemed satisfied by amounts previously contributed, funded or committed by HSC in connection with the Original Agreement and the Business Combination Agreement. For the avoidance of doubt, as described in Section 1.3 of this Agreement, HSC will also participate on a pro rata basis in the Earnout as contemplated by Section 1.11 of the Business Combination Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Subscription for Ordinary Shares.

1.1	Initial Subscription. Subject to the terms and conditions herein, HSC hereby subscribes for, and New Pubco hereby agrees to issue and allot to HSC, 814,029 duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, representing approximately 2.6% of the Ordinary Shares outstanding immediately following Closing (the “Initial Subscription”). The Parties acknowledge and agree that such shares are being issued at a subscription price per share reflecting the equity value of New Pubco as implied by the Business Combination Agreement and the transactions contemplated thereby. The aggregate subscription price for such shares shall be deemed fully satisfied by amounts previously contributed, funded or committed by HSC in connection with the Original Agreement and the Business Combination Agreement, and no further cash payment shall be required from HSC in respect of such shares, other than nominal cash consideration of $0.0001 per share for legal and administrative purposes.

1.2	Second Subscription. If, during the five (5)-year period following the closing of the Business Combination Agreement (the “Earnout Period”), New Pubco achieves a market capitalization of $1,000,000,000 (the “Valuation Milestone”), HSC shall be entitled to subscribe for, and New Pubco shall issue and allot to HSC, such additional number of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares (the “Second Subscription”) as is required for HSC to hold, on a post-issuance basis, an additional 2.6% of the then outstanding Ordinary Shares. Such shares shall be issued at a subscription price per share equal to the same per share price referred to in Section 1.1 (or, if required for compliance with applicable law or accounting standards at that time, such price as determined in good faith by the board as reflecting fair market value, consistent with the agreed economics), with the aggregate subscription price deemed satisfied by reference to the same underlying consideration, and only nominal consideration of $0.0001 per share payable to the extent required for legal purposes. The Valuation Milestone shall be calculated based on the volume-weighted average price (“VWAP”) of Ordinary Shares and the fully diluted outstanding Ordinary Shares, for at least ten (10) trading days (each, a “Trading Day”) within any thirty (30) consecutive Trading Day period during the Earnout Period. For purposes of this Agreement, “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded each day as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the day, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such day, then the closing price for such day; and if the VWAP (or closing price) cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors on the board of directors of New Pubco.

1.3	Earnout Participation. The parties acknowledge that, pursuant to the Business Combination Agreement, New Pubco may issue up to an aggregate of 6,000,000 Ordinary Shares as Earnout Shares upon the achievement of the following Earnout Milestones: (a) 3,000,000 Ordinary Shares upon the VWAP of the listed Ordinary Shares being at or above $15.00 per share for at least ten (10) trading days within any thirty (30) consecutive trading day period during the Earnout Period (the “Share Price Milestone”); and (b) 3,000,000 Ordinary Shares upon achievement of the Market Cap Milestone, in each case as set forth in the Business Combination Agreement (the Share Price Milestone and the Market Cap Milestone, collectively, the “Earnout Milestones”). The parties further acknowledge and agree that HSC shall be included as an Earnout Recipient under the Business Combination Agreement and, in such capacity, shall be entitled to receive 101,753 Ordinary Shares upon achievement of the Share Price Milestone and 101,754 Ordinary Shares upon achievement of the Market Cap Milestone, for an aggregate of 203,507 Ordinary Shares if both Earnout Milestones are achieved, in each case in accordance with and subject to the terms and conditions of the Business Combination Agreement. New Pubco shall issue the Earnout Shares to HSC contemporaneously with (and in no event later than five (5) Business Days following) the issuance of Earnout Shares to other earnout recipients under the Business Combination Agreement. New Pubco shall provide HSC with written notice of any proposed amendment, waiver, or modification to the earnout provisions of the Business Combination Agreement at least fifteen (15) Business Days prior to effectiveness thereof, and New Pubco shall not agree to any such amendment, waiver, or modification that would have the effect of reducing, delaying, or otherwise materially impairing HSC’s rights to receive Earnout Shares under this Agreement without HSC’s prior written consent. HSC agrees that it shall pay nominal consideration of $0.0001 per share for any such Earnout Shares to the extent required under applicable law for legal and administrative purposes. Nothing in this Section 1.3 is intended to modify, supplement, or supersede the operative earnout provisions of the Business Combination Agreement, except to the extent expressly provided herein with respect to timing of issuance to HSC and consent rights regarding amendments.

1.4	Compliance with Irish Takeover Rules and Listing Requirements. The Parties acknowledge that New Pubco is, or may be, a “Relevant Company” under the Irish Takeover Rules and that the allotment of shares under this Agreement must comply with such rules and applicable listing requirements. The Parties agree to act in good faith to implement any structural or mechanical adjustments necessary to mitigate the risk of triggering a mandatory offer or contravening any applicable requirement, while maintaining the same economics for HSC contemplated by this Agreement, including the fixed 2.6% Initial Subscription, the post-issuance 2.6% Second Subscription, and the fixed 2.6% participation in Earnout Shares pursuant to Section 1.3. Any adjustments according to this Section 1.4 shall require the prior written consent of the Parties.

1.5	Equitable Adjustments. The numbers of Ordinary Shares issuable pursuant to Sections 1.1, 1.2, and 1.3 shall be equitably adjusted for any stock split, stock dividend, combination, recapitalization, reclassification or similar event affecting the Ordinary Shares after the date hereof and prior to the applicable issuance.

1.6	No Fractional Shares. No fractional ordinary shares shall be issued. Any entitlement to a fractional share shall be rounded down to the nearest whole share and deemed waived.

2.	Consent and Replacement of Original Agreement.

2.1	Consent and Acknowledgment. Blue Finance, solely in its capacity as Consenting Party hereunder, hereby acknowledges and consents to (a) the execution and delivery of this Agreement by New Pubco and HSC, (b) the issuance of Ordinary Shares by New Pubco to HSC on the terms and conditions set forth herein, and (c) the replacement and supersession of the Original Agreement by this Agreement, in each case as full and complete satisfaction of all obligations, commitments, and undertakings of Blue Finance arising under or in connection with the Original Agreement. Blue Finance further acknowledges that (i) the rights of HSC under the Original Agreement are being replaced in their entirety by the rights granted to HSC under this Agreement and (ii) New Pubco is issuing Ordinary Shares hereunder in substitution for the equity consideration contemplated by the Original Agreement, and that such substitution constitutes adequate and sufficient consideration for the termination and replacement of the Original Agreement.

2.2	Mutual Release. Effective upon execution of this Agreement by each of Blue Finance, HSC, and New Pubco, each of Blue Finance and HSC (each, a “Releasing Party”) hereby irrevocably and unconditionally releases, acquits, and forever discharges the other and its respective affiliates, officers, directors, managers, members, employees, agents, successors, and assigns (collectively, the “Released Parties”) from any and all claims, demands, actions, causes of action, suits, damages, losses, costs, expenses, obligations, and liabilities of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, at law or in equity, that such Releasing Party ever had, now has, or hereafter may have against such Released Parties arising out of, relating to, or in connection with the Original Agreement or the transactions contemplated thereby; provided, however, that nothing in this Section 2.2 shall release any Party from claims arising out of fraud or willful misconduct.

2.3	Condition Regarding the Business Combination Agreement. The Parties and Blue Finance acknowledge and agree that the consummation of the transactions contemplated by the Business Combination Agreement is a continuing obligation and condition of this Agreement. If the Business Combination Agreement is terminated prior to Closing without consummation of the transactions contemplated thereby, this Agreement shall automatically terminate and be of no further force or effect, and the Original Agreement shall be reinstated and restored with full force and effect as if this Agreement had never been executed, with all rights, obligations, and liabilities of Blue Finance and HSC thereunder reviving in full. In the event of such reinstatement, each of Blue Finance and HSC shall promptly execute and deliver such documents and instruments as may be reasonably necessary to evidence and effectuate such reinstatement. The mutual release set forth in Section 2.2 shall be of no force or effect during any period in which the Original Agreement has been reinstated pursuant to this Section 2.3.

2.4	Limitation of Blue Finance’s Obligations. Blue Finance shall have no obligations or liabilities under this Agreement other than its consents and acknowledgments set forth in this Section 2. For the avoidance of doubt, Blue Finance is not a party to any other provision of this Agreement and shall not be bound by, or have any rights under, any Section of this Agreement other than Section 2 and Section 8.2 (solely to the extent applicable to Blue Finance as expressly set forth therein).

2.5	Board Designation Right. Blue Finance and HSC hereby acknowledge and agree that Section 6.16(a) of the Business Combination Agreement, including the provisions set forth thereunder with respect to the composition of the board of directors of New Pubco following the Closing and the designation rights afforded to HSC thereunder, constitutes full and complete satisfaction of any board designation right or similar governance right of HSC arising under or contemplated by the Original Agreement. Blue Finance and HSC further acknowledge that (a) the post-closing board designation right set forth in Section 6.16(a) of the Business Combination Agreement is in lieu of, and not in addition to, any board designation right that HSC may have had under the Original Agreement, and (b) HSC shall have no further claim against Blue Finance with respect to any board designation right or similar governance right under the Original Agreement following the Closing, except as set forth in Section 2.3 hereof.

3.	Representations and Warranties of HSC.

HSC hereby represents and warrants to New Pubco as of the date hereof and as of the date of each issuance of Ordinary Shares pursuant to this Agreement as follows:

3.1	Organization and Authority. HSC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. HSC has all requisite limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement by HSC have been duly authorized by all necessary limited liability company action on the part of HSC, and no further approval or authorization is required. This Agreement has been duly executed and delivered by HSC and constitutes the legal, valid, and binding obligation of HSC, enforceable against HSC in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws affecting creditors’ rights generally and to general principles of equity (whether considered in a proceeding at law or in equity) (the “Enforceability Exceptions”).

3.2	Accredited Investor Status. HSC is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder.

3.3	Investment Intent. HSC is acquiring the Ordinary Shares for its own account, for investment purposes only, and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof. HSC does not presently have any agreement, plan, or understanding, directly or indirectly, with any person to distribute or effect any distribution of any of the Ordinary Shares.

3.4	No Reliance on Registration. HSC acknowledges and agrees that (a) the Ordinary Shares have not been and will not be registered under the Securities Act or any applicable state or foreign securities laws and are being offered and issued in reliance upon applicable exemptions from the registration requirements of the Securities Act and such other laws, (b) the Ordinary Shares may not be offered, resold, transferred, pledged, or otherwise disposed of except in compliance with the Securities Act and applicable state and foreign securities laws pursuant to registration or an applicable exemption therefrom, and (c) the certificates or book-entry positions representing the Ordinary Shares will bear a restrictive legend to such effect.

3.5	Sophisticated Investor. HSC has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Ordinary Shares. HSC has had the opportunity to ask questions of, and receive answers from, representatives of New Pubco concerning the terms and conditions of the offering of the Ordinary Shares and the business, operations, financial condition, and prospects of New Pubco, and has had access to such information as HSC has deemed necessary or appropriate to make an informed investment decision with respect to its subscription for the Ordinary Shares.

3.6	Ability to Bear Economic Risk. HSC is able to bear the economic risk of its investment in the Ordinary Shares for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Ordinary Shares without any effect on its business or its ability to meet its financial obligations.

3.7	No General Solicitation. HSC is not subscribing for the Ordinary Shares as a result of any form of general solicitation or general advertising (as such terms are used in Regulation D under the Securities Act), including any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over radio, television, or the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

3.8	Compliance with Securities Laws. HSC shall not offer, sell, transfer, pledge, hypothecate, or otherwise dispose of any Ordinary Shares except in compliance with the Securities Act, applicable state securities laws, applicable Irish securities laws, and any applicable listing rules, and in accordance with the terms and conditions of this Agreement, HSC acknowledges that the Ordinary Shares are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act and that, accordingly, the Ordinary Shares may not be sold or otherwise transferred unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

3.9	No Brokers or Finders. No broker, finder, investment banker, or other person is entitled to any brokerage, finder’s, or similar fee or commission from HSC in connection with the transactions contemplated by this Agreement.

4.	Representations and Warranties of New Pubco.

New Pubco hereby represents and warrants to HSC as of the date hereof and as of the date of each issuance of Ordinary Shares pursuant to this Agreement as follows:

4.1	Organization, Good Standing, and Qualification. New Pubco is a company duly incorporated, validly existing, and in good standing (to the extent such concept is recognized) under the laws of Ireland. New Pubco has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as presently conducted and as proposed to be conducted.

4.2	Corporate Authority and Enforceability. New Pubco has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement, including to issue and allot the Ordinary Shares. The execution, delivery, and performance of this Agreement by New Pubco and the issuance and allotment of the Ordinary Shares have been duly authorized by all necessary corporate action on the part of New Pubco, including any required resolutions of the board of directors and, to the extent required, the shareholders of New Pubco. This Agreement has been duly executed and delivered by New Pubco and constitutes the legal, valid, and binding obligation of New Pubco, enforceable against New Pubco in accordance with its terms, subject to the Enforceability Exceptions.

4.3	Valid Issuance. The Ordinary Shares to be issued and allotted to HSC pursuant to this Agreement, when issued and allotted in accordance with the terms and conditions hereof at the subscription price contemplated hereby, will be duly authorized, validly issued, fully paid, and non-assessable (as such concepts are understood under Irish law) and will be free and clear of all liens, encumbrances, preemptive rights, rights of first refusal, subscription rights, and similar rights, other than transfer restrictions imposed by this Agreement, applicable securities laws, and applicable listing rules.

4.4	No Conflicts. The execution, delivery, and performance of this Agreement by New Pubco and the issuance and allotment of the Ordinary Shares do not and will not (a) violate, conflict with, or result in a breach of any provision of New Pubco’s memorandum and articles of association or other organizational documents, (b) violate, conflict with, or result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, any material agreement, indenture, or instrument to which New Pubco is a party or by which New Pubco or any of its properties or assets is bound, or (c) violate any applicable law, rule, regulation, order, judgment, or decree of any governmental authority having jurisdiction over New Pubco or any of its properties or assets.

4.5	Governmental Consents. No consent, approval, authorization, order, license, permit, qualification, or registration of or with any governmental authority is required in connection with the execution, delivery, and performance of this Agreement by New Pubco or the issuance and allotment of the Ordinary Shares, other than (a) such consents, approvals, authorizations, or registrations as have been obtained or effected prior to the date hereof, (b) such consents, approvals, authorizations, or registrations as will be obtained or effected prior to the applicable issuance date, including any required approvals of applicable listing authorities and the Irish Takeover Panel, and (c) any filings required to be made under applicable securities laws following the issuance of the Ordinary Shares.

4.6	Compliance with Securities Laws. The offer, issuance, and allotment of the Ordinary Shares to HSC pursuant to this Agreement are exempt from the registration requirements of the Securities Act and are being made in compliance with all applicable U.S. federal and state securities laws and all applicable Irish securities laws, regulations, and listing rules. Neither New Pubco nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or issuance of the Ordinary Shares.

4.7	No Brokers or Finders. No broker, finder, investment banker, or other person is entitled to any brokerage, finder’s, or similar fee or commission from New Pubco in connection with the transactions contemplated by this Agreement.

5.	Conditions to the Initial Issuance.

5.1	Mutual Conditions. The obligations of each of New Pubco and HSC to consummate the Initial Subscription pursuant to Section 1.1 (the “Initial Issuance”) shall be subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Initial Issuance of each of the following conditions:

(a) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law, rule, regulation, judgment, decree, executive order, or award that is then in effect and that has the effect of making the Initial Issuance illegal or otherwise prohibiting consummation of the Initial Issuance (any such law, rule, regulation, judgment, decree, executive order, or award, a “Legal Restraint”).

(b) This Agreement shall have been duly executed and delivered by each of the Parties and Blue Finance.

5.2	Conditions to HSC’s Obligations. The obligation of HSC to consummate the Initial Issuance shall be subject to the satisfaction or waiver by HSC at or prior to the Initial Issuance of each of the following additional conditions:

(a) The representations and warranties of New Pubco set forth in Section 4 shall be true and correct in all material respects (except for representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the date hereof and as of the date of the Initial Issuance as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date).

(b) New Pubco shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by New Pubco at or prior to the Initial Issuance.

5.3	Conditions to New Pubco’s Obligations. The obligation of New Pubco to consummate the Initial Issuance shall be subject to the satisfaction or waiver by New Pubco at or prior to the Initial Issuance of each of the following additional conditions:

(a) The representations and warranties of HSC set forth in Section 3 shall be true and correct in all material respects (except for representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the date hereof and as of the date of the Initial Issuance as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date).

(b) HSC shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by HSC at or prior to the Initial Issuance.

(c) New Pubco shall have received all required approvals, consents, and clearances from applicable listing authorities and, to the extent required, the Irish Takeover Panel, in connection with the issuance of the Ordinary Shares pursuant to the Initial Issuance.

5.4	Time and Place of Initial Issuance. The Initial Issuance shall occur at such time and place as the Parties may mutually agree, either in person or by electronic exchange of executed documents, but in any event the Initial Issuance shall occur prior to the Closing of the Business Combination Agreement and the consummation of the transactions contemplated thereby.

6.	Covenants.

6.1	Best Efforts. Each Party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Business Combination Agreement, including using best efforts to obtain all necessary approvals, consents, authorizations, qualifications, and orders of governmental authorities and other third parties required in connection therewith.

6.2	Irish Takeover Rules and Listing Authority Compliance. The Parties shall cooperate in good faith to comply with all requirements of the Irish Takeover Rules, the Irish Takeover Panel, and all applicable listing authorities (including Euronext Dublin and any other applicable securities exchange) in connection with the issuance of Ordinary Shares hereunder. Each Party shall promptly provide to the other Party such information and assistance as may be reasonably requested in connection with any filings, notifications, or submissions required to be made to, or any approvals required to be obtained from, any such regulatory body or authority.

6.3	Notification. Each Party shall promptly notify the other Party in writing of (a) any material breach or inaccuracy of any representation, warranty, or covenant of such Party hereunder of which such Party becomes aware, (b) any development that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, and (c) the receipt of any notice or communication from any governmental authority relating to the transactions contemplated by this Agreement. No notification delivered pursuant to this Section 6.3 shall limit or otherwise affect the remedies available to the Party receiving such notice or constitute a waiver of any rights of such Party under this Agreement.

6.4	Reservation of Shares. New Pubco shall at all times following the date hereof reserve and keep available, out of its authorized but unissued Ordinary Shares (or Ordinary Shares held in treasury), a sufficient number of Ordinary Shares to satisfy in full its issuance obligations under Sections 1.1, 1.2, and 1.3 of this Agreement. New Pubco shall take all corporate actions necessary to ensure that a sufficient number of Ordinary Shares remain so reserved, including obtaining all necessary shareholder approvals to authorize additional Ordinary Shares if and to the extent required. If at any time the number of authorized but unissued Ordinary Shares is insufficient to satisfy in full such reservation requirements, New Pubco shall promptly take all corporate actions necessary to increase the authorized number of Ordinary Shares to an amount sufficient to permit the full reservation contemplated by this Section 6.4.

6.5	Further Assurances. Each Party shall, at the request of the other Party, execute and deliver such additional documents, instruments, conveyances, and agreements, and take such further actions, as may be reasonably necessary or desirable to carry out the provisions and purposes of this Agreement and to consummate and give full effect to the transactions contemplated hereby.

7.	Termination.

7.1	Termination. This Agreement may be terminated at any time prior to the Initial Issuance:

(a) by mutual written agreement of New Pubco and HSC;

(b) automatically, without any action on the part of any Party, upon termination of the Business Combination Agreement prior to Closing without consummation of the transactions contemplated thereby; or

(c) by either New Pubco or HSC, upon written notice to the other Party, if the Initial Issuance shall not have occurred on or before November 4, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose material breach of any representation, warranty, covenant, or obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Initial Issuance to be consummated by the Outside Date.

7.2	Consequences of Termination. Upon any termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and be of no further force or effect, and no Party shall have any further liability or obligation hereunder, except that (a) in the event of a termination pursuant to Section 7.1(b), the Original Agreement shall be reinstated and restored with full force and effect in accordance with Section 2.3, and (b) the provisions set forth in Section 7.3 shall survive any such termination. Termination of this Agreement shall not relieve any Party from any liability for any willful and material breach of this Agreement occurring prior to the date of such termination.

7.3	Survival. The following provisions shall survive any termination of this Agreement: Section 2 (solely with respect to the reinstatement of the Original Agreement as provided in Section 2.3, if applicable), this Section 7.3, Section 8 (General Provisions), and any obligations and liabilities of any Party that have accrued prior to the effective date of termination.

8.	General Provisions.

8.1	Governing Law. This Agreement and all claims, disputes, or causes of action (whether in contract, tort, or otherwise) arising out of, relating to, or in connection with this Agreement or the negotiation, execution, or performance of this Agreement shall be governed by, and construed in accordance with, the laws of Ireland, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Ireland.

8.2	Dispute Resolution. The Parties (and Blue Finance, solely with respect to Section 2) shall attempt in good faith to resolve any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement through mediation prior to commencing any litigation with respect thereto. If such dispute is not resolved through mediation within thirty (30) days following written notice of the dispute, any Party may submit the dispute to the exclusive jurisdiction of the courts of Ireland. Each of the Parties and Blue Finance (solely with respect to Section 2) hereby irrevocably submits to the personal jurisdiction of such courts, waives any objection to the laying of venue in such courts, and agrees not to plead or claim that any action or proceeding brought in such courts has been brought in an inconvenient forum. Nothing in this Section 8.2 shall prevent any Party from seeking interim or injunctive relief from any court of competent jurisdiction at any time.

8.3	Notices. All notices, requests, demands, consents, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered by hand (with written confirmation of receipt), upon delivery, (b) sent by overnight courier service (with written confirmation of receipt), on the Business Day following deposit with such courier, (c) sent by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) Business Day following the date of mailing, or (d) sent by email (with confirmation of transmission and no automated error or non-delivery message), upon transmission, in each case to the applicable Party at the following address (or at such other address as such Party may designate in writing from time to time in accordance with this Section 8.3):

If to New Pubco following the closing of the Business Combination Agreement:

Beckwell One Limited

Electric Works, 3 Concourse Way

Sheffield Digital Campus

Sheffield, S1 2BJ

Attention: CEO

Email: oliver.larholt@myfinanceclub.com

If to HSC:

The Hugely Successful Company, LLC

12600 Hill Country Blvd, Suite R-275

Bee Cave, TX 78738 r

Email: alexhsc2@gmail.com

If to Blue Finance (solely for purposes of Section 2):

Blue Finance Technology Holdings Limited

Electric Works, 3 Concourse Way

Sheffield Digital Campus

Sheffield, S1 2BJ

Attention: CEO

Email: oliver.larholt@myfinanceclub.com

8.4	Entire Agreement; Integration. This Agreement, together with the Business Combination Agreement (to the extent referenced herein), constitutes the entire agreement among the Parties and Blue Finance with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, discussions, representations, warranties, commitments, proposals, offers, contracts, and understandings, whether written or oral, among the Parties and Blue Finance with respect to such subject matter, including the Original Agreement (subject to reinstatement as provided in Section 2.3).

8.5	Amendment and Waiver. No provision of this Agreement may be amended, supplemented, or modified except by a written instrument signed by each of the Parties; provided that no amendment, supplement, or modification of this Agreement that would affect the rights, obligations, or interests of Blue Finance under Section 2 shall be effective unless Blue Finance has consented to such amendment, supplement, or modification in writing. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party or Parties against whom enforcement of such waiver is sought. No waiver by any Party of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default, whether of the same or a different provision of this Agreement, nor shall any waiver be deemed a continuing waiver.

8.6	Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of similar import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable.

8.7	Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect, to the greatest extent permitted under applicable law, to the original intent of the Parties.

8.8	No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective permitted successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that Blue Finance shall be an express third-party beneficiary of Section 2 hereof and shall be entitled to enforce such Section 2 as if it were a Party to this Agreement.

8.9	Assignment. Neither Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, and any purported assignment, delegation, or transfer in violation of this Section 8.9 shall be null and void; provided, however, that New Pubco may, without the prior written consent of HSC, assign all of its rights and obligations under this Agreement to any successor entity in connection with a merger, consolidation, reorganization, or sale of all or substantially all of its assets, so long as such successor entity expressly assumes in writing all obligations of New Pubco under this Agreement and has the financial capacity and legal authority to perform such obligations. No assignment shall relieve the assigning Party of its obligations hereunder unless the other Party has consented in writing to such relief.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties and Blue Finance (solely for purposes of Section 2) have caused this Agreement to be executed and delivered as of the date first written above.

NEW PUBCO:
Beckwell One Limited

By:
Name:	Bradley de Souza
Title:	Director

Date:

HSC:
The Hugely Successful Company, LLC

By:
Name:	Alex Greystoke
Title:	Manager

Date:

As Consenting Party solely for purposes of Section 2:

BLUE FINANCE:
Blue Finance Technology Holding Limited

By:
Name:	Oliver Larholt
Title:	Chief Executive Officer

Date: